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                                                                      Exhibit 10


May 21, 1999

CMP MEDIA'S EMPLOYEES TO SHARE $50 MILLION ON COMPLETION OF ACQUISITION BY MILLER FREEMAN

Manhasset, NY--CMP Media Inc. (Nasdaq: CMPX), one of whose founding principles is "to be a great place to work," will be generating bonus checks to the tune of $50 million, delivering on the founding family's promise to share the proceeds of CMP's sale to Miller Freeman with the people who have helped build the company.

"CMP's success has been built on the creativity, resourcefulness, hard work and loyalty of our people," said President and CEO Michael S. Leeds. "My family wanted our people to share in that success in a very meaningful way, and we're delighted to be in a position to provide this bonus to what we believe is the best work force anywhere."

The bonus distribution, even more generous than the gift shares of CMP stock given to each employee at the time of the company's IPO in July 1997, will be based on years of service with the company and compensation.

CMP people will receive $4,000 for each full year they've been with CMP plus 20 percent of their 1998 compensation. That will result in an average bonus of more than $25,000 a person. Those who have been with the company for 20 years or more will receive a minimum of $100,000.

The sale of CMP to Miller Freeman, Inc., a subsidiary of the UK-based media giant United News & Media plc (Nasdaq: UNEWY), for $920 million, or $39 a share, was announced on April 29, 1999. The deal is expected to close early in June.

Founded 28 years ago by Gerard and Lilo Leeds, CMP is headquartered here and has 1,775 employees in 21 branches around the world.